                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b).



                      MedStrong International Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   5805 L 101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Jerry R. Farrar
                    c/o MedStrong International Corporation
                              500 Silver Spur Road
                          Rancho Palos Verde, CA 90274
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               - with copies to -

                            Ralph A. Siciliano, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700


                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 6 Pages
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CUSIP NO. 5805 L 10 1                 13G                     PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only)

        Jerry R. Farrar
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------
    Number of              5       Sole Voting Power

     Shares                        2,000,000 Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        2,000,000 Shares
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,000,000 Shares
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        6.5% of Common Stock
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------


                               Page 2 of 6 Pages
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CUSIP No. 5805 L 10 1


ITEM 1(a)  NAME OF ISSUER:

MedStrong International Corporation (the "Issuer")

ITEM 1(b)  ADDRESS OF ISSUER:

500 Silver Spur Road
Rancho Palos Verde, CA 90274

ITEM 2(a)  NAME OF PERSON FILING:

Jerry R. Farrar

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the reporting person is:

c/o MedStrong International Corporation
500 Silver Spur Road
Rancho Palos Verde, CA 90274

ITEM 2(c)  CITIZENSHIP:

United States

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e)  CUSIP NUMBER:

CUSIP No. 5805 L 10 1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 13d-2(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, CHECK WHETHER THE FILING PERSON IS A:

                                Page 3 of 6 Pages

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CUSIP No. 5805 L 10 1

    a.   [ ]   Broker or dealer registered under Section 15 of the Act,
    b.   [ ]   Bank as defined in Section 3(a)(6) of the Act,
    c.   [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,
    d.   [ ]   Investment Company registered under Section 8 of the Investment
               Company Act,
    e.   [ ]   Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
    f.   [ ]   Employee Benefit Plan, or Endowment Fund in accordance with
               Rule 13d-1(b)(1)(ii)(F),
    g.   [ ]   Parent Holding Company or Control Person, in accordance with
               Rule 13d-1(b)(ii)(G); (Note: see Item 7)
    h.   [ ]   A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);
    i.   [ ]   A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940;
    j.   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4     OWNERSHIP:

     (a) AMOUNT BENEFICIALLY OWNED: As of February 14, 2002, 2,000,000 shares of the Issuer were beneficially owned by Mr. Farrar.

     (b) PERCENTAGE OF CLASS: 6.5% (calculated based on 30,672,000 shares outstanding as of December 31, 2001).

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               2,000,000 Shares

          (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE:

               0


                                Page 4 of 6 Pages

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CUSIP No. 5805 L 10 1


          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               2,000,000 Shares

          (iv) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

               0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not applicable


                                Page 5 of 6 Pages

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CUSIP No. 5805 L 10 1


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 14, 2002
----------------------------------
DATE


/s/ Jerry R. Farrar
----------------------------------
SIGNATURE


Jerry R. Farrar
----------------------------------
NAME/TITLE


                                Page 6 of 6 Pages